Exhibit 12

                    SIDLEY AUSTIN LLP    BEIJING    GENEVA       SAN FRANCISCO
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SIDLEY AUSTIN LLP   NEW YORK, NY  10019  CHICAGO    LONDON       SINGAPORE
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                                         FOUNDED 1866



                                                October 16, 2006

BlackRock Large Cap Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

BlackRock Large Cap Value Equity Portfolio
100 Bellevue Parkway
Wilmington, Delaware  19809

         Re: Reorganization of BlackRock Large Cap Value Fund and BlackRock Large Cap Value Equity Portfolio
               --------------------------------------------------------------

Ladies and Gentlemen:

      You have requested our opinion as to certain Federal income tax consequences of (i) the acquisition by BlackRock Large Cap Value Fund (formerly Merrill Lynch Large Cap Value Fund) ("Acquiring Fund"), an open-end, registered management investment company organized as a separate series of BlackRock Large Cap Series Funds, Inc. (formerly Merrill Lynch Large Cap Series Funds, Inc.) ("Large Cap Series"), a Maryland corporation, of substantially all of the assets of BlackRock Large Cap Value Equity Portfolio ("Target Fund"), an open-end, registered management investment company organized as a separate series of the BlackRock Funds ("BlackRock Funds"), a Massachusetts business trust, and the assumption by Acquiring Fund of the Stated Liabilities of Target Fund, (ii) the simultaneous distribution of newly issued Investor A, Investor B, Investor C, Institutional and Service shares of Acquiring Fund, each with a par value of $0.10 per share (collectively, the "Acquiring Fund Shares") to stockholders of Target Fund (the steps in (i) and
(ii) collectively, the "Reorganization"), and (iii) the contribution by Acquiring Fund of the assets received from Target Fund to Master Large Cap Value Portfolio (the "Portfolio"), a portfolio maintained by the Master Large Cap Series Trust, a Delaware statutory trust (the "Large Cap Trust"). After the Reorganization, Target Fund will cease to operate, will have no assets remaining, will have final federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Massachusetts law.

      This opinion letter is furnished pursuant to Section 8.6 of the Agreement and Plan of Reorganization, dated as of June 19, 2006, by and between Large Cap Series, BlackRock Funds, and Large Cap Trust (the "Plan"). All terms used herein, unless otherwise defined, are used as defined in the Plan.

      In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the Registration Statement on Form N-14 (File No. 333-133899) of Merrill Lynch Large Cap Series Funds, Inc., as amended to date (the "N-14 Registration Statement"), and (c) certain representations concerning the Reorganization made by Acquiring Fund, Target Fund and Large Cap Trust in letters dated October 16, 2006 (the "Representations").

SIDLEY AUSTIN LLP
-----------------
SIDLEY



      Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

      1. The acquisition by Acquiring Fund of substantially all of the assets of Target Fund and the assumption by Acquiring Fund of the Stated Liabilities, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

      2. In accordance with section 361(a) of the Code, Target Fund will not recognize any gain or loss either on the transfer of substantially all of its assets to Acquiring Fund in exchange solely for shares of its common stock and the assumption by Acquiring Fund of the Stated Liabilities or on the simultaneous distribution of such common stock to Target Fund stockholders.

      3. Under section 1032 of the Code, Acquiring Fund will not recognize any gain or loss as a result of the acquisition by Acquiring Fund of substantially all of the assets of Target Fund in the Reorganization.

      4. In accordance with section 354(a)(1) of the Code, stockholders of Target Fund will recognize no gain or loss on the exchange of their shares of Target Fund common stock solely for corresponding shares of Acquiring Fund common stock.

      5. Under section 362(b) of the Code, the basis of the assets of Target Fund received by Acquiring Fund will be the same as the basis of such assets to Target Fund immediately before the Reorganization.

      6. Under section 358 of the Code, the aggregate basis of the shares of Acquiring Fund common stock, including fractional shares, received by each stockholder of Target Fund will be the same as the aggregate basis of the shares of common stock of Target Fund exchanged pursuant to the Reorganization.

      7. Under section 1223 of the Code, the holding period of the shares of Acquiring Fund common stock, including fractional shares, received in the Reorganization will include the holding period of the shares of Target Fund common stock exchanged pursuant to the Reorganization, provided that such shares of common stock were held as a capital asset on the date of the Reorganization.

      8. Under section 1223 of the Code, the holding period of the assets acquired by Acquiring Fund from Target Fund will include the period during which such assets were held by Target Fund.

      9. Under section 721(a) of the Code, no gain or loss will be recognized by Acquiring Fund or by the Portfolio upon the contribution by Acquiring Fund of assets received in the Reorganization from Target Fund to the Portfolio in exchange for a beneficial interest in the Portfolio.

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      10. Under section 723 of the Code, the Portfolio's basis in the assets received from Acquiring Fund will equal the adjusted basis of those assets to Acquiring Fund at the time of the contribution.

      11. The holding period of the assets acquired by the Portfolio from Acquiring Fund will include Acquiring Fund's holding period for those assets, under section 1223 of the Code.

      12. Acquiring Fund's basis for its beneficial interest in the Portfolio acquired by its contribution of assets received from Target Fund will equal the amount of cash contributed plus the adjusted basis to Acquiring Fund of the contributed assets, under section 722 of the Code.

      13. Acquiring Fund's holding period for its beneficial interest in the Portfolio acquired by its contribution of assets received from Target Fund will include its holding period for those assets, under section 1223 of the Code.

      Our opinion represents our best legal judgment with respect to the proper federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

      We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                               Very truly yours,

                                               /s/ Sidley Austin LLP




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